Exhibit 16.1

December 21, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

On December 21, 2020 we notified Clark A. Marcus, Chairman and CEO of Advanzeon, Inc, (the “Company”) that we ceased our services as the Company’s public accountant due to the Company being in bankruptcy and we had not been appointed by the bankruptcy court. We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 21, 2020, and we agree with such statements.

Very truly yours,

/s/ Louis Plung & Company, LLP

Pittsburgh, PA